Exhibit 99.1

Alaska Communications Systems Reports Second Quarter 2013 Results

Total revenues increased $7.7 million or 8.6%

Broadband revenue as percentage of Retail service revenue exceeds 50% for the first time

Deleveraging continues with $30.4 million of repayments of long-term debt YTD June 30, 2013

Milestone AWN transaction resulting in $65.0 million in additional debt repayments in July 2013

Commencing a fiber-to-the-node build out in major markets to enhance broadband capabilities

ANCHORAGE, Alaska--(BUSINESS WIRE)--August 1, 2013--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today reported financial results for its second quarter ended June 30, 2013.

“We are extremely pleased with our performance in the first half of the year. We achieved very strong rates of growth, with retail broadband revenues increasing 21% over last year. Debt reductions have been solid, with over $30 million through free cash flow generation in the first half of the year and $65 million from the AWN transaction in July. We are on track to achieve our goal of $100 million of net debt reductions this year. These results are evidence of our business plan at work.

“This quarter we also initiated a fiber-to-the-node build plan to significantly improve our broadband capabilities for business customers and sustain our long-term growth. We start with Anchorage this year and roll out to other areas of the state over the next couple of years. We are delivering on our business plan of growth and deleveraging, with an uncompromising focus on creating long-term value for our shareholders, customers and employees,” said Anand Vadapalli, President and CEO of Alaska Communications.

Financial Highlights: Second Quarter 2013 Compared to Second Quarter 2012

  Revenues of $97.7 million increased by $7.7 million, or 8.6%, from $90.0 million in the prior year. $6.1 million of the growth was due to higher roaming revenue. Excluding this element of growth, overall revenue achieved 2.1% year over year growth.
    Business and wholesale revenue increased $2.2 million, or 8.7%.
    Consumer revenue increased $0.7 million, or 7.1%.
    Wireless revenue increased $5.4 million, or 15.8%.
    Access and CETC revenue declined, as expected, $0.6 million, or 3.0%.
    Broadband revenue, as a percentage of total service revenue, was 52.3%, compared to 45.0% in the prior year.
  Adjusted EBITDA of $34.0 million increased $8.4 million, or 32.8%, from $25.6 million in the prior year.
    Cost of services and sales of $37.2 million declined $2.9 million or 7.2%, driven primarily by a $4.3 million decrease in device and accessory costs in 2013 caused by our launch of the iPhone in the second quarter of 2012, offset by an increase in roaming payables.
    Selling, general & administrative, excluding the impact of AWN transaction costs, increased $1.9 million, or 7.5%, resulting primarily from an increase of $1.7 million in labor associated with higher incentive compensation expense in 2013 as compared to the prior year.

Metric Highlights: Second Quarter 2013 Compared to First Quarter 2013

  Wireless subscribers increased by 328 to 114,419.
  Wireless average monthly retail service revenue per subscriber (“ARPU”) increased by 1.0% or $0.51 to $52.68. Wireless broadband ARPU increased by 8.5% or $1.92 to $24.55.
  Business broadband connections increased to 19,539 from 19,233 and business broadband ARPU increased by 4.2% or $6.94 to $171.29 from $164.35.
  Consumer broadband connections increased to 39,559 from 39,334 and consumer broadband ARPU increased by 5.9% or $2.62 to $47.37.
  Consumer access lines declined to 52,438 from 54,037, and business access lines decreased to 80,517 from 80,770.

“Alaska Communications continues to target free cash flow for debt reduction, and we are pleased to have made debt payments through June 30, 2013 of $30.4 million, achieving record debt reductions. Further, upon closing of the AWN transaction, we reduced debt by another $65 million, moving net debt to $444.9 million. The quarter was favorably impacted by a reversal of a previous reserve for an ongoing tax matter. We are pleased with the outcome of this matter as it further strengthens our balance sheet. On our upcoming conference call we will provide detailed guidance for the rest of the year in addition to discussing our longer term directional view now that we have the AWN transaction closed,” said Wayne Graham, ACS Chief Financial Officer.

High level guidance for the full year 2013 is as follows:

Total revenue is expected to be $340 - $350 million

EBITDA is expected to be $105 - $110 million

Capital spending is targeted to be around $50 million

Free Cash Flow is expected to be $20 - $25 million

Conference Call and On-Line Presentation

The company will host a conference call and live webcast today at 5:00 p.m. Eastern time to discuss these results. Parties in the United States and Canada can access the call at 1-800-762-9058. Parties outside the United States and Canada can access the call at 1-480-629-9645. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The conference call will also include a slide presentation that can be accessed in the “Events Calendar” section of the company’s website (www.alsk.com).

The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until Thursday, August 8, 2013, at midnight Eastern time. To hear the replay, parties in the United States and Canada can call 1-800-406-7325 and enter pass code 4627862. Parties outside the United States and Canada can call 1-303-590-3030 and enter pass code 4627862.

About Alaska Communications

Alaska Communications is a leading provider of advanced broadband solutions for businesses and consumers in Alaska. We operate a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

Non-GAAP Measures

Adjusted EBITDA, as defined by the Company, may not be similar to Adjusted EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that Adjusted EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period-to-period changes in costs associated with interest, loss on extinguishment of debt, depreciation and amortization, loss on the sale of short-term investments, loss on the disposal of assets, taxes, long-term incentive compensation expense, loss for Equity method investments and AWN transaction related costs that are not directly attributable to the underlying performance of the Company’s operations. Management believes the most directly comparable GAAP measure would be “Net cash provided by operating activities.”

Forward-Looking Statements

This press release includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS’ control. Such factors include, without limitation, Verizon’s continued build out of their wireless network in Alaska, Universal Service Fund changes, AWN’s future financial and operational performance, adverse national economic conditions, adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, the effects of competition in our markets, the entry of one or more additional facilities-based carriers into the Alaska market; the Company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive, adverse changes in labor matters, including workforce levels, labor negotiations, and benefits costs; disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters; changes in Company’s relationships with large carrier or enterprise customers; unforeseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the Companys SEC filings, including, but not limited to, the sections entitled "Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the Company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED SCHEDULE OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating revenues	$97,736	$90,012	$188,795	$175,959

Operating expenses:
Cost of services and sales	37,204	40,094	72,651	75,256
Selling, general & administrative	27,646	29,442	54,443	54,937
Depreciation and amortization	11,450	12,578	24,082	25,520
Loss on disposal of assets, net	585	139	626	419
Total operating expenses	76,885	82,253	151,802	156,132

Operating income	20,851	7,759	36,993	19,827

Other income and expense:
Interest expense	(10,156)	(9,376)	(20,185)	(18,935)
Loss on extinguishment of debt	(276)	-	(276)	(323)
Interest income	8	12	18	22
Other	(13)	-	(13)	-
Total other income and expense	(10,437)	(9,364)	(20,456)	(19,236)

Income (loss) before income tax (expense) benefit	10,414	(1,605)	16,537	591

Income tax (expense) benefit	27,280	818	24,625	(249)

Net income (loss)	$37,694	$(787)	$41,162	$342

Net income (loss) per share:
Basic	$0.81	$(0.02)	$0.89	$0.01
Diluted	$0.80	$(0.02)	$0.88	$0.01

Weighted average shares outstanding:
Basic	46,550	45,505	46,304	45,434
Diluted	46,875	45,505	46,699	45,648

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	June 30,	December 31,
Assets	2013	2012

Current assets:
Cash and cash equivalents	$16,445	$16,839
Restricted cash	3,827	3,875
Short-term investments	525	2,050
Accounts receivable-trade, net of allowance of $5,781 and $6,231	44,079	39,713
Materials and supplies	9,940	9,409
Prepayments and other current assets	5,884	5,566
Deferred income taxes	1,317	8,301
Total current assets	82,017	85,753

Property, plant and equipment	1,466,366	1,463,320
Less: accumulated depreciation and amortization	(1,067,505)	(1,052,459)
Property, plant and equipment, net	398,861	410,861

Goodwill	8,850	8,850
Intangible assets, net	24,118	24,118
Debt issuance costs	9,204	10,558
Deferred income taxes	102,491	69,049
Equity method investment	2,007	2,028
Other assets	477	3,510
Total assets	$628,025	$614,727

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$11,302	$21,628
Accounts payable, accrued and other current liabilities	56,785	56,378
Advance billings and customer deposits	8,913	8,970
Total current liabilities	77,000	86,976

Long-term obligations, net of current portion	515,050	533,772
Other long-term liabilities	26,895	28,662
Total liabilities	618,945	649,410
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	467	458
Additional paid in capital	145,587	144,377
Accumulated deficit	(129,117)	(170,279)
Accumulated other comprehensive loss	(7,857)	(9,239)
Total stockholders' equity (deficit)	9,080	(34,683)

Total liabilities and stockholders' equity (deficit)	$628,025	$614,727

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$37,694	$(787)	$41,162	$342
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,450	12,578	24,082	25,520
Gain on ineffective hedge adjustment	(596)	-	(1,016)	-
Amortization of debt issuance costs and debt discount	1,614	1,396	3,040	3,002
Amortization of ineffective hedge	436	-	866	-
Stock-based compensation	499	976	1,718	1,693
Deferred income taxes	(27,280)	(814)	(24,625)	249
Provision for uncollectible accounts	171	979	439	1,529
Loss from equity method investment	21	-	21	-
Other non-cash expense, net	781	114	862	543
Changes in operating assets and liabilities	(4,874)	3,025	(1,065)	4,160
Net cash provided by operating activities	19,916	17,467	45,484	37,038

Cash Flows from Investing Activities:
Capital expenditures	(7,629)	(12,790)	(13,597)	(22,443)
Capitalized interest	(387)	(464)	(870)	(829)
Change in unsettled capital expenditures	(678)	(1,238)	(3,829)	(4,369)
Proceeds on sale of assets	-	-	1,935	-
Net change in short-term investments	1,512	-	1,512	-
Net change in restricted accounts	49	(412)	48	(544)
Net cash used by investing activities	(7,133)	(14,904)	(14,801)	(28,185)

Cash Flows from Financing Activities:
Repayments of long-term debt	(15,366)	(1,508)	(30,381)	(7,925)
Debt issuance costs	(181)	-	(181)	-
Payment of cash dividend on common stock	-	(2,278)	-	(4,546)
Payment of withholding taxes on stock-based compensation	-	(8)	(630)	(239)
Proceeds from issuance of common stock	115	179	115	180
Net cash used by financing activities	(15,432)	(3,615)	(31,077)	(12,530)

Change in cash and cash equivalents	(2,649)	(1,052)	(394)	(3,677)

Cash and cash equivalents, beginning of period	19,094	17,865	16,839	20,490

Cash and cash equivalents, end of period	$16,445	$16,813	$16,445	$16,813

Supplemental Cash Flow Data:
Interest paid	$11,219	$9,987	$18,383	$17,003
Income tax paid (refunded)	$-	$(24)	$-	$(24)

Supplemental Non-cash Transactions:
Property (retired) acquired under capital leases	$-	$(24)	$2	$(24)
Dividend declared, but not paid	$-	$2,285	$-	$2,285
Additions to ARO asset	$107	$32	$137	$54

Schedule 4
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ADJUSTED EBITDA AND FREE CASH FLOW
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$19,916	$17,467	$45,484	$37,038
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	(11,450)	(12,578)	(24,082)	(25,520)
Gain on ineffective hedge adjustment	596	-	1,016	-
Amortization of debt issuance costs and debt discount	(1,614)	(1,396)	(3,040)	(3,002)
Amortization of ineffective hedge	(436)	-	(866)	-
Stock-based compensation	(499)	(976)	(1,718)	(1,693)
Deferred income taxes	27,280	814	24,625	(249)
Provision for uncollectible accounts	(171)	(979)	(439)	(1,529)
Loss from equity method investment	(21)	-	(21)	-
Other non-cash expense, net	(781)	(114)	(862)	(543)
Changes in operating assets and liabilities	4,874	(3,025)	1,065	(4,160)
Net income (loss)	$37,694	$(787)	$41,162	$342
Add (subtract):
Interest expense	10,156	9,376	20,185	18,935
Loss on extinguishment of debt	276	-	276	323
Interest income	(8)	(12)	(18)	(22)
Depreciation and amortization	11,450	12,578	24,082	25,520
Loss on sale of short-term investments	13	-	13	-
Loss on disposal of assets	585	139	626	419
Income tax (expense) benefit	(27,280)	(818)	(24,625)	249
Stock-based compensation and long term cash incentives	660	976	2,048	1,693
Loss from equity method investment	21	-	21	-
AWN transaction related costs	427	4,131	1,272	4,459

Adjusted EBITDA	$33,994	$25,583	$65,042	$51,918

Less:
Incurred capital expenditures	(7,629)	(12,790)	(13,597)	(22,443)
AWN transaction related capital costs, net change	14	-	(41)	-
Cash interest expense	(11,219)	(9,987)	(18,383)	(17,003)
Free cash flow	$15,160	$2,806	$33,021	$12,472

Revenue	$97,736	$90,012	$188,795	$175,959

Adjusted EBITDA Margin	34.8%	28.4%	34.5%	29.5%
Note:	In an effort to provide investors with additional information regarding the Company's results as determined by GAAP, the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed Adjusted EBITDA as net income before interest, loss on extinguishment of debt, depreciation and amortization, loss on short-term investments, gain or loss on asset purchases or disposals, provisions for taxes, stock-based compensation and long-term cash incentive expense, AWN Transaction related costs, and Adjusted EBITDA Margin, defined as Adjusted EBITDA divided by Operating Revenues. Additionally, the Company has disclosed Free cash flow as Adjusted EBITDA, less capital expenditures that create an obligation to pay (“Incurred capital expenditures”) less cash interest expense, less non recurring capital items we have incurred to preliminarily establish infrastructure with AWN (“AWN non recurring capital expenditures”). These measures are provided because the Company believes they are important indicators regarding our ability to make principle payments on debt and fund working capital. Adjusted EBITDA, Adjusted EBITDA Margin and Free cash flow are non-GAAP measures and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
REVENUE MIX
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating revenues:	2013	2012	2013	2012
Business and wholesale
Retail service revenue
Voice	$5,790	$6,039	$11,513	$12,079
Broadband	9,962	8,425	19,429	16,543
Equipment sales	306	280	860	616
Wholesale and other	11,820	10,906	23,242	22,859
Total business and wholesale revenue	27,878	25,650	55,044	52,097

Consumer
Retail service revenue
Voice	4,353	4,848	8,672	9,784
Broadband	5,605	4,507	10,847	8,856
Equipment sales	37	42	75	84
Other	383	291	797	558
Total consumer revenue	10,378	9,688	20,391	19,282

Wireless
Retail service revenue
Voice	10,730	12,209	21,831	24,876
Broadband	7,300	6,001	14,103	11,552
Equipment sales	1,282	1,685	2,530	2,857
Foreign roaming	19,409	13,301	34,435	22,077
Other	1,049	1,149	2,150	2,095
Total wireless revenue	39,770	34,345	75,049	63,457

Access and CETC
CETC	6,030	5,163	10,954	10,690
High cost support	4,412	5,005	8,574	9,954
Switched, special and other access	9,268	10,161	18,783	20,479
Total access and CETC	19,710	20,329	38,311	41,123

Total revenues	$97,736	$90,012	$188,795	$175,959

Revenue Mix:
Business and wholesale	28.5%	28.5%	29.2%	29.6%
Consumer	10.6%	10.8%	10.8%	11.0%
Wireless	40.7%	38.2%	39.8%	36.1%
Access and CETC	20.2%	22.6%	20.3%	23.4%

Retail service revenue % of total revenues	44.8%	46.7%	45.8%	47.6%
Broadband % of Retail service revenue	52.3%	45.0%	51.4%	44.2%

Note -	Broadband contains the following dial-up revenue:
Three and six months ended June 30, 2013: $77 Consumer and $21 Business, and $160 Consumer and $44 Business, respectively.
Three and six months ended June 30, 2012: $99 Consumer and $26 Business, and $204 Consumer and $53 Business, respectively.

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012

Voice:
Consumer access lines	52,438	54,037	59,480
Business access lines	80,517	80,770	82,083

Voice ARPU consumer	$27.25	$26.21	$26.73
Voice ARPU business	$23.93	$23.61	$24.49

Broadband:
Consumer connections	39,559	39,334	38,583
Business connections*	19,539	19,233	19,069

ARPU consumer	$47.37	$44.75	$39.01
ARPU business*	$171.29	$164.35	$147.25

Wholesale lines	18,595	19,228	21,278

Wireless:
Postpaid connections	88,876	90,363	95,322
Lifeline connections	9,859	9,494	12,382
Prepaid connections	15,684	14,234	12,346
Total	114,419	114,091	120,050

Retail wireless ARPU	$52.68	$52.17	$51.26
Wireless broadband ARPU	$24.55	$22.63	$18.74

Churn:

Voice access lines	1.4%	1.3%	1.4%
Broadband connections	2.0%	1.9%	2.5%
Wireless connections	2.4%	2.6%	2.0%

Wireless equipment subsidy	$3,463	$3,527	$7,318
*

Business broadband connections counts have been restated to correct how certain high bandwidth circuits types are measured. These change have no affect on our financial results, but will affect connection count and ARPU amounts presented above as compared to their presentation in prior periods.

Note -	Broadband contains the following dial-up connections:
June 30, 2013: 1,948 Consumer and 435 Business.
March 31, 2013: 2,024 Consumer and 439 Business.
June 30, 2012: 2,482 Consumer and 499 Business.

CONTACT:
Alaska Communications
Investor relations: Wayne Graham, 907-564-7756
Media relations: Heather Cavanaugh, 907-564-7722